Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

PR Advisers L.P. (“PR Advisers”), as successor in interest to PRCM Advisers LLC (“PRCM”), Pine River Capital Management L.P. (“PR Capital”), and Pine River Domestic Management L.P. (collectively, “Pine River”), all on the one hand, and Two Harbors Investment Corp. (“Two Harbors”), on the other hand, (collectively, the “Parties”; singularly, a “Party”) enter into this Confidential Settlement Agreement and Release as of August 20, 2025.

RECITALS

Whereas PRCM and Two Harbors entered into that certain Management Agreement, dated as of October 28, 2009, by and among PRCM, Two Harbors, and Two Harbors Operating Company LLC, pursuant to which PRCM, among other things, provided defined services to Two Harbors as its external manager (as amended, the “Management Agreement”);

Whereas the Management Agreement was terminated and management was internalized effective August 14, 2020, and PRCM neither served as Two Harbors’ external manager nor provided any other services to Two Harbors after that date;

Whereas litigation over the referenced termination and internalization was commenced in state and federal court in New York under the captions PRCM Advisers LLC v. Two Harbors Investment Corp., Index No. 652540/2020 (N.Y. Sup. Ct.) (the “State Court Action”) and PRCM Advisers LLC et al. v. Two Harbors Investment Corp., No. 1:20-cv-05649 (S.D.N.Y.) (the “Federal Court Action”) (together, the “Lawsuits”);

Whereas the State Court Action was dismissed on July 21, 2020, and the Federal Court Action, filed that same day, remains pending;

Whereas PRCM converted into the limited partnership PR Advisers on December 20, 2024, and as a result of the conversion, PR Advisers became the legal successor-in-interest to all of the rights, interests, obligations, and liabilities of PRCM; and

Whereas the Parties now desire to finally settle and resolve all claims that were or could have been alleged in the Lawsuits, without admitting fault, responsibility, or liability, and to compromise all matters arising from the negotiation, performance, or termination of the Management Agreement; PRCM’s service as Two Harbors’ external manager; and ownership of, access to, or use of the Intellectual Property as defined below;

For good and valuable consideration, the sufficiency of which each Party acknowledges, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.               Settlement Payment. Two Harbors shall pay to PR Advisers the sum of three hundred seventy-five million United States Dollars ($375,000,000.00) (the “Settlement Payment”) by wire transfer within thirty (30) days after the full execution of this Agreement. Upon completion of the referenced wire transfer, payment to PR Advisers is effective and accepted as full satisfaction of the claims released by Pine River in paragraph 4 of this Agreement, and the payment obligation set forth in this paragraph is discharged.

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2.               Relinquishment of Intellectual Property Rights. Pine River hereby relinquishes any and all rights of ownership or any other interest it may hold or may have held in any and all intellectual property, whether protected by copyright, patent, trademark, trade secret law, or other intellectual property or other proprietary right, that Pine River licensed, conveyed, or otherwise provided to Two Harbors or that was developed by or for Two Harbors, whether pursuant to the terms of the Management Agreement, as alleged in the Lawsuits, or otherwise (the “Intellectual Property”). For avoidance of doubt and without limiting the foregoing, Pine River shall retain all rights to use, license, sell, or otherwise exploit the Pine River versions of RepoMonitor and EDMS developed by Pine River for use by Pine River’s hedge funds. Pine River forever covenants never to seek payment from or to sue Two Harbors for its possession or use of the Intellectual Property. A non-exhaustive list of the Intellectual Property as claimed by Pine River in the Lawsuits is attached as Exhibit A. Consistent with the foregoing, Pine River shall not control or restrain Two Harbors’ access to the site of and storage platforms for Two Harbors’ computer servers.

3.               Dismissal with Prejudice. Upon receipt of the Settlement Payment, Pine River the same day will dismiss with prejudice or cause to be dismissed with prejudice all claims in the Federal Court Action through the filing of the Notice of Dismissal with Prejudice in the form attached as Exhibit B or such other notice or agreed order or like filing as reasonably acceptable to Two Harbors. Each Party shall bear its own costs and fees, including attorneys’ fees.

4.               Mutual Release of Claims and Covenant Not to Sue. Except for the rights and obligations expressly provided for in this Agreement, Pine River and Two Harbors unconditionally and irrevocably compromise, settle, remise, acquit, fully and forever release and discharge, and covenant not to sue each other and their respective current and former employees, officers, directors, representatives, agents, partners, managers, members, shareholders, subsidiaries, parents, affiliates, attorneys, insurers, successors, and assigns (each a “Released Party”), from and against and on any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that the Party, or anyone claiming by or through the Party, now has, owns, or holds or is entitled to assert, or at any time hereinafter, may have, own, or hold or claim to have, own, or hold arising out of, in connection with, or otherwise related to all claims alleged or that could have been alleged in the Lawsuits, the negotiation, performance, or termination of the Management Agreement, PRCM’s former service as Two Harbors’ external manager, and ownership of, access to, or use of the Intellectual Property. To the same extent as set forth immediately above, Pine River additionally releases and covenants not to sue its own former employees who at any time performed services for Two Harbors under the terms of the Management Agreement (also “Released Parties”). For avoidance of doubt, Two Harbors’ release and covenant not to sue Pine River’s current and former employees, officers, directors, representatives, agents, partners, managers, members, shareholders, subsidiaries, parents, affiliates, attorneys, insurers, successors, and assigns, as set forth immediately above, extends to such individuals in all capacities, including, as applicable, their capacities as officers or directors of Two Harbors.

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5.               No Assignments. Each Party represents and warrants that it is the owner of all claims alleged in the Lawsuits and released in this Agreement and that it has not assigned or transferred any such claim. Pine River represents and warrants that it has not assigned or transferred any right it may hold or may have held in the Intellectual Property.

6.               No Admission. No action taken by the Released Parties in connection with this Agreement is or shall be deemed or construed as an admission of fault, responsibility, or liability for any claim alleged in the Lawsuits or released in this Agreement, which fault, responsibility, and liability is denied and disclaimed.

7.               Confidentiality. Each Party agrees to maintain in confidence and not to disclose to or discuss with any person who is not an officer, director, partner, member, manager, employee or agent of a Party the terms of this Agreement except (1) in a press release or other public comment the words of which are or are substantially similar to those set out in Exhibit C; (2) in confidence to professional advisors, such as auditors, tax advisors, or attorneys, in connection with the discharge of the professionals’ engagements for each Party; (3) in confidence to bankers, investors, or other persons with a legitimate business reason to know the finances of a Party’s business and, in that event, such persons shall be advised of the terms and provisions of this confidentiality undertaking and agree to abide by its terms; or (4) as otherwise required by law, rule, or regulation, including those disclosures called for in tax, securities, or other regulatory filings or submissions (including in Two Harbors’ filings on Form 8-K following the execution of this Agreement or on Form 10-Q when next made, which filings may include a copy of this Agreement), and in response to a subpoena or other judicial process, which response (but not tax, securities, or other regulatory filings or submissions) shall be preceded by written notice to the other Parties calculated to afford a reasonable opportunity to contest such disclosure should those other Parties wish to contest.

8.               Non-Disparagement. Each Party agrees not to publish or otherwise make public derogatory comments or statements about any other Party or its current or former officers, directors, partners, members, managers, employees, or agents, which comments or statements refer or relate to PRCM’s former service as the external manager of Two Harbors, the Lawsuits and the resolution thereof, or the Parties’ prior business performance, practices, or conduct. Each Party will take reasonable steps to communicate this commitment to its officers, directors, partners, members, managers, employees, or agents who reasonably may be called upon to comment on these matters and to caution them against failing to meet the commitment.

9.               No Reliance. Each Party acknowledges that in executing this Agreement, it has not relied upon any representation or statement, except those set forth in this Agreement, made by any other Party or its respective agents, representatives, or attorneys.

10.             Representation and Warranty of Authorization. Each Party represents and warrants that its signatory has secured all necessary approvals and consents and has the right, power, authority, and capacity to execute and deliver this Agreement for the Party or Parties listed above his or her signature.

11.             Representations and Warranties of PR Advisers. PR Advisers represents and warrants that on December 20, 2024, PRCM, then a Delaware limited liability company, converted into PR Advisers, a Delaware limited partnership, pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act and as a result of the conversion, PR Advisers became the legal successor-in-interest to all of the rights, interests, obligations and liabilities of PRCM.

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12.             Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations, and communications, oral or written, with respect to the settlement and release of the claims alleged in the Lawsuits or otherwise described herein. Any amendment to this Agreement shall not be valid or binding unless in writing, executed by each of the Parties.

13.             Successors and Assigns. This Agreement, including its releases, shall be binding upon and inure to the benefit of the successors in interest, including heirs and assigns, of each Party.

14.             Severability. In the event that any section, paragraph, or sentence of this Agreement is deemed invalid or otherwise unenforceable, the remainder of this Agreement shall remain in full force and effect. If any section, paragraph, or sentence of this Agreement is deemed invalid or otherwise unenforceable with respect to a particular Party only, the remainder of this Agreement shall remain in full force and effect as to that Party, and the entire Agreement shall remain in full force and effect among the other Parties.

15.             Execution and Counterparts. This Agreement may be executed and delivered in multiple counterparts, signature pages executed and delivered as an attachment to an email, and any counterpart so executed and delivered will be deemed an original for all intents and purposes and all of which together shall constitute one and the same instrument.

16.             Independent Advice of Counsel. Each Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement and release provided for herein and with respect to the advisability of executing this Agreement.

17.             Substantial Negotiation. Each Party acknowledges that this Agreement was reached after substantial negotiation, that such Party has carefully reviewed and fully understands all of the provisions of this Agreement, and that such Party is voluntarily entering into this Agreement.

18.             Agreement Jointly Drafted. This Agreement was prepared and revised by the joint efforts of the respective attorneys for each of the Parties. Any rule of construction that ambiguities are to be construed in favor of the non-drafting party shall not be employed in the construction of this Agreement.

19.             Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to conflicts-of-laws principles.

20.             Exclusive Venue and Jurisdiction. Any dispute, claim, or cause of action arising out of or relating to this Agreement, its interpretation, or its enforcement shall be brought exclusively in the United States District Court for the Southern District of New York. Each Party

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irrevocably submits to the personal jurisdiction of such court, waives any objection to venue in that court, and agrees not to plead or claim that litigation in such court is inconvenient.

[Balance of Page Intentionally Left Blank; Signature Page and Exhibits A, B, and C Follow.]

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Signifying their agreement to the terms set forth above, the Parties have executed this Agreement on the dates indicated.

PR Advisers L.P., successor in interest to PRCM Advisers LLC

/s/ Brian Taylor	August 20, 2025
Name:	Date

Chief Executive Officer
Title:

Pine River Capital Management L.P.

/s/ Brian Taylor	August 20, 2025
Name:	Date

Chief Executive Officer
Title:

Pine River Domestic Management L.P.

/s/ Brian Taylor	August 20, 2025
Name:	Date

Chief Executive Officer
Title:

Two Harbors Investment Corp.

/s/ William Greenberg	August 20, 2025
Name:	Date

Chief Executive Officer
Title:

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